Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2005 relating to the financial statements, which appears in the 2005 Annual Report to Shareholders of Manpower Inc., which is incorporated by reference in Manpower Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005.  We also consent to the incorporation by reference of our report dated February 16, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

June 9, 2006